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                                                                    EXHIBIT 99.1

Press Release

Sterling Bancshares Issues Trust Preferred Securities

HOUSTON -- Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today the issuance of $31,250,000 of 8.30% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of Sterling Bancshares Capital Trust III with a liquidation value of $25 per security. The securities represent undivided beneficial interests in the trust, which was established by Sterling Bancshares for the purpose of issuing the securities. The Trust Preferred Securities were sold in a publicly underwritten offering, have a maturity of 30 years and will pay quarterly cumulative cash distributions. The Trust Preferred Securities began trading today on the Nasdaq National Market under the trading symbol "SBIBN".

Sterling Bancshares Capital Trust III used the proceeds from the sale of the Trust Preferred Securities to purchase junior subordinated debentures of the company. The company expects to use the net proceeds to redeem in full the 9.28% junior subordinated debentures previously sold to Sterling Bancshares Capital Trust I in 1997. Sterling Bancshares Capital Trust I will then use the net proceeds to redeem from the public all of its outstanding trust preferred securities.

The Trust Preferred Securities were underwritten and sold by Legg Mason Wood Walker, Incorporated and Stifel, Nicolaus & Company, Incorporated.

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 39 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage- banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company's business. Please also read the additional risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     For More Information Contact:
     Eugene S. Putnam, Jr., Chief Financial Officer
     713-507-7292